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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE                     APRIL 2, 2002

DOCUMENTUM PUBLIC RELATIONS CONTACT:      DOCUMENTUM INVESTOR RELATIONS CONTACT:
Bonnie Harris                             Patricia Menchaca
B3 Communications                         Documentum
(415) 332-5816                            patricia.menchaca@documentum.com
bharris@b3communications.com

  DOCUMENTUM ANNOUNCES PRICING OF PRIVATE OFFERING OF SENIOR CONVERTIBLE NOTES

PLEASANTON, CALIF. --APRIL 2, 2002 - Documentum, Inc. (Nasdaq: DCTM), the leading enterprise content management provider, today announced the pricing of a private placement of $125 million of its 4.5% senior convertible notes due April 1, 2007. The offering is expected to close on April 5, 2002. The company has also granted to the initial purchaser a 30-day option to acquire an additional $18.750 million of the notes. The notes are convertible into shares of Documentum stock at a conversion price of $30.02 per share.

The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital and possible future acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities being offered have not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

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